July 9, 2008

IVANHOE ENERGY COMPLETES C$88 MILLION PRIVATE PLACEMENT

CALGARY, CANADA — Ivanhoe Energy Inc. (TSX: IE; NASDAQ: IVAN) announced today that it has completed the C$88 million private placement that was announced on June 6, 2008.

The financing, consisting of C$3.00 special warrants, will be used to make the initial payment required under Ivanhoe Energy’s agreement with Talisman Energy Canada to acquire Talisman’s interests in certain leases in the Athabasca oilsands region in Alberta, Canada, as announced on May 29, 2008. The balance of the funds will be used for Ivanhoe Energy’s planned development activities on the acquired oilsands leases and for general working capital purposes.

The financing, originally targeted at C$50 million, subsequently was increased to C$88 million due to significantly increased expressions of interest from institutional investors.

Subject to regulatory approval and satisfaction of all conditions precedent, the private placement is expected to close contemporaneously with the closing of the acquisition of the oilsands leases on July 11th, 2008.

The securities offered were not registered under the U.S. Securities Act of 1933 and could not be offered or sold in the U.S. without registration or an applicable exemption from registration requirements.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements concerning the Company’s raising of CA$88 million by way of a private placement of special warrants convertible into common shares and its agreement with Talisman to acquire all of Talisman's working interest in certain oilsands leases and other statements that are not historical facts. When use in this document, the words such as "could", "plan", "estimate", "anticipate", "intend", "may", "potential", "should", and similar expressions relating to matters that are not historical facts, are forward-looking statements. Although the Company believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the possibility that the conditions of the closing of the transaction with Talisman are not fulfilled and other risks disclosed in Ivanhoe Energy's Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on EDGAR and the Canadian Securities Commissions on SEDAR.